Exhibit 10.9
CALAMOS ASSET MANAGEMENT, INC.
Calamos Partners Equity Award
Equity Award Statement for ______________
Congratulations! The following summarizes your Calamos Partners Equity Award (“Equity Award”):

Restricted Stock Units (“RSUs”)
Grant date: March 15, 2016
Total number of RSUs granted: _________
Grant date value: $___________
Vesting schedule: The specified percentage of your RSUs vest on the following dates:
20% on March 15, 2019*
20% on March 15, 2020*
20% on March 15, 2021*
20% on March 15, 2022*
20% on March 15, 2023*

*Subject to earlier vesting as set forth in the accompanying Award Terms of the Calamos Partners Equity Award (the “Award Terms”).

Your Equity Award is issued under the Calamos Asset Management, Inc. Incentive Compensation Plan (the “Plan”) and is governed by the terms and conditions of the Plan and this Calamos Partners Equity Award Statement (“Award Statement”), which includes the accompanying Award Terms. A copy of the Plan is available by request from the Human Resources Department.

This Equity Award Statement, including the accompanying Terms of Calamos Partners Equity Award, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Calamos Asset Management, Inc.
Incentive Compensation Plan
Calamos Partners Equity Award
Terms of Calamos Partners Equity Award

1. Description of Award:
Restricted stock units (“RSUs”). When vested, each RSU entitles the holder to receive one (1) share of CLMS Class A common stock (“Common Stock”) or, in the Committee’s sole discretion, cash in an amount equal to the fair market value of a share of Common Stock.

2. RSU Vesting:
The date(s) upon which the RSUs vest are set forth on the Award Statement.
In the event of termination of employment due to death or disability, a portion (or all) of the unvested RSUs will vest as of the date of such termination of employment, as provided below. For termination due to disability, we will use the definition of disability as defined in the Associate Handbook. The portion that will vest will be determined as follows:
- If any portion of the RSUs has vested prior to the date of termination, then the vesting of those RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of employment.
- If the termination occurs prior to any vesting of the RSUs, then a pro rata portion will vest based on the number of whole months elapsed in the period from the grant date to the date of termination, divided by the number of whole months in the period from the grant date to the date the grant was to become 100% vested; provided that if the number of RSUs scheduled to vest on the first vesting date is greater than such pro rata portion, the greater number of RSUs will vest.
In the event of termination of employment by the Company without cause (as defined below), then the vesting of those RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of employment and the other RSUs will be forfeited and cancelled. We will use the definition of cause in your employment agreement with the Company, or if you do not have an employment agreement which defines cause, cause will mean the occurrence of any of the following events: (i) you have engaged in acts of gross moral turpitude or are convicted of, or have pled guilty or nolo contendere to any felony; (ii) you are found to have misappropriated money, assets, or other property of the Company or a Subsidiary (as defined in the Plan) or affiliate or of a client of the Company; (iii) you are found to have acted with gross negligence, or engaged in acts of gross misconduct; (iv) your breach of any of the terms of any agreement with the Company which adversely affects the Company; (v) your willful failure to substantially perform your duties as reasonably directed by the Company; (vi) you violate or otherwise materially breach your obligations under any code of ethics, code of conduct, or trading or other employment-related policy applicable to you; or (vii) your failure to maintain such licenses as are required for the performance of your duties.

Upon termination of employment after attainment of age 62 and at least ten (10) continuous years of service within the Calamos organization, for any reason other than for cause, you will be deemed for purposes of this Award to have terminated your employment due to “retirement.” In the event of retirement, your RSUs will remain outstanding and continue to vest as if your employment had not terminated, so long as you remain retired from the investment management industry (as determined by the Committee) and do not breach the Covenants Agreement (as defined in Paragraph 12). In the event you should cease to be retired, then your employment will be deemed to terminate as of that date and any unvested RSUs will be forfeited and cancelled.

Upon a Change in Control (as defined in the Plan), the RSUs then outstanding will become fully vested.

3. Exercise Price/Delivery of Shares:
No exercise price is required to be paid with respect to RSUs. One (1) share of Common Stock or, in the Committee’s sole discretion, cash in an amount equal to the fair market value of a share of Common Stock will be delivered to you for each vested RSU on or shortly after the date on which the RSU vests.

4. No Rights to Dividends, Dividend Equivalents or other Rights as Shareholder:
You shall not become the beneficial owner of the shares of Common Stock underlying the RSUs, nor have any rights to dividends (regular, special or of any kind) or dividend equivalents, rights to vote or other rights as a shareholder with respect to any such shares of Common Stock, until after such shares of Common Stock have been actually issued to you.

5. Effect of Termination of Employment:
Except as provided in Paragraph 2 above for a termination due to death or disability, without cause or due to retirement, no further vesting of RSUs will occur after termination of employment, and all unvested RSUs will be forfeited and cancelled.

6. Transferability:	RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
7. Tax Withholding:
An aggregate amount of cash and/or number of shares of Common Stock having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the distribution of shares (or such greater amount as may be requested by you and approved by the Committee, provided such greater withholding amount does not create an adverse accounting consequence to the Company) and/or cash payment made under or a result of the Equity Award, may, at the discretion of the Committee, be deducted or withheld from shares of Common Stock issuable upon the vesting of RSUs and/or from any cash payable with respect to such award or any other amounts payable to you.

8. Federal Income Tax Considerations:
The following discussion is a summary of certain current U.S. Federal income tax consequences relating to the Equity Award. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.

Upon issuance of shares of Common Stock after the vesting of the RSUs, ordinary income equal to the fair market value of such shares issued is recognized. The capital gain or loss holding period for the shares received under the Equity Award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares. If cash is delivered to you upon the vesting of the RSUs, such cash will be recognized as ordinary income.

9. Replacement of Equity Award:
Notwithstanding anything herein to the contrary, prior to the vesting of all of RSUs, the Committee may replace the Equity Award with respect to all or a portion of the unvested RSUs, with a new award providing a different form of equity payment upon vesting, provided such new award provides you with substantially equivalent value and would not violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

10. No Rights to Continued Employment:
Nothing contained in this Award Statement will be construed to confer on you any right to continue in the employ of the Company or any of its affiliates, or affect in any way the right of the Company or any of its affiliates to terminate your employment at any time.

11. Code Section 409A:	The Equity Award is intended to be exempt from or to satisfy the requirements of Section 409A of the Code and will be interpreted and construed in a manner consistent with that intent.
12. Confidentiality and Restrictive Covenants Agreement:
As a condition to the receipt of your Equity Award, you must execute the Confidentiality and Restrictive Covenants Agreement (the “Covenants Agreement”) attached hereto as Exhibit A and maintain compliance with the Covenants Agreement. Failure to have entered into the Covenants Agreement within thirty (30) days of the grant date, or any breach the Covenants Agreement, shall cause your Equity Award and all other awards under the Plan to be cancelled, forfeited and of no further force or effect as of the date of such failure or breach.

13. Clawback:
As a condition to the receipt of your Equity Award, you acknowledge and agree that your receipt of the RSUs and shares of Common Stock under your Equity Award shall be subject to cancellation, forfeiture and repayment (clawback) in the event:

- you breach your obligations under the Covenants Agreement,

- you violate or otherwise materially breach your obligations under any code of ethics, code of conduct, trading or other employment-related policy applicable to you,

- your employment is terminated for cause,

- you cease to be retired from the investment management industry (as determined by the Committee),

- you fail, after written request from the Committee, to affirm in writing that you have not violated or breached your obligations under the Covenants Agreement or under any code of ethics, code of conduct, trading or other employment-related policy applicable to you or that you remain retired, and/or

- as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, any other applicable law or regulation, any exchange listing requirement to which the Company is subject or any Company policy which may be adopted in furtherance thereof.

In addition to the foregoing, all incentive compensation awards granted or paid to you by the Company shall be subject to the provisions of any clawback policy implemented by the Company, to the extent set forth in such clawback policy and/or in the applicable grant agreement.

If any of the foregoing circumstances arise, the Committee shall determine the extent of any such cancellation, forfeiture and/or repayment (clawback) obligation and you will be advised of such determination.

Acknowledgement:
I have read and understand the terms of the Award Statement. I acknowledge that the receipt of my Equity Award is subject to me executing or having executed, and maintaining compliance with, the applicable Covenants Agreement. Failure by me to execute this Award Statement within thirty (30) days of the grant date, or any breach the Covenants Agreement, shall cause my Equity Award and all other awards granted to me under the Plan to be cancelled, forfeited and of no further force or effect as of the date of such failure or breach.

Signature:

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